UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

BRANDY BELL, Plaintiff, v. SUPPORT.COM, INC., JOSHUA E. SCHECHTER, LANCE ROSENZWEIG, RICK BLOOM, BRIAN KELLEY, BRADLEY L. RADOFF, GREENIDGE GENERATION HOLDINGS INC., and GGH MERGER SUB, INC., Defendants.	Case No. ____________ JURY TRIAL DEMANDED

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by her undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to herself, and upon information and belief based upon, *inter alia*, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action stems from a proposed transaction announced on March 22, 2021 (the "Proposed Transaction"), pursuant to which Support.com, Inc. ("Support.com" or the "Company") will merge with Greenidge Generation Holdings Inc. ("Parent") and GGH Merger Sub, Inc. ("Merger Sub," and together with Parent, "Greenidge").

2. On March 19, 2021, Support.com's Board of Directors (the "Board" or "Individual Defendants") caused the Company to enter into an agreement and plan of merger (the "Merger Agreement") with Greenidge and Merger Sub. Pursuant to the terms of the Merger Agreement, Support.com's stockholders will receive shares of Parent Class A common for each share of Support.com common stock they own.

3. On May 4, 2021, defendants filed a Form S-4 Registration Statement (the "Registration Statement") with the United States Securities and Exchange Commission ("SEC") in connection with the Proposed Transaction.

4. The Registration Statement omits material information with respect to the Proposed Transaction, which renders the Registration Statement false and misleading. Accordingly, plaintiff alleges herein that defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the "1934 Act") in connection with the Registration Statement.

JURISDICTION AND VENUE

5. This Court has jurisdiction over the claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

6. This Court has jurisdiction over defendants because each defendant is either a corporation that conducts business in and maintains operations within this District, or is an individual with sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper under 28 U.S.C. § 1391(b) because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

PARTIES

8. Plaintiff is, and has been continuously throughout all times relevant hereto, the owner of Support.com common stock.

9. Defendant Support.com is a Delaware corporation and maintains its principal executive offices at 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803. Support.com's common stock is traded on the NASDAQ under the ticker symbol "SPRT."

10. Defendant Joshua E. Schechter is Chairman of the Board of the Company.

11. Defendant Lance Rosenzweig is President, Chief Executive Officer, and a director of the Company.

12. Defendant Rick Bloom is a director of the Company.

13. Defendant Brian Kelley is a director of the Company.

14. Defendant Bradley L. Radoff is a director of the Company.

15. The defendants identified in paragraphs 10 through 14 are collectively referred to herein as the "Individual Defendants."

16. Defendant Parent is a Delaware corporation and a party to the Merger Agreement.

17. Defendant Merger Sub is a Delaware corporation, a wholly-owned subsidiary of Parent, and a party to the Merger Agreement.

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

18. Support.com is a leading provider of customer and technical support solutions delivered by home-based employees.

19. On March 19, 2021, Support.com's Board caused the Company to enter into the Merger Agreement with Greenidge.

20. Pursuant to the terms of the Merger Agreement, Support.com's stockholders will receive shares of Parent common stock for each share of Support.com common stock they own.

21. According to the press release announcing the Proposed Transaction:

> Greenidge Generation Holdings Inc. ("Greenidge" or the "Company"), a holding company that includes Greenidge Generation LLC, a vertically integrated bitcoin mining and power generation facility in Upstate New York, today announced it expects to become a Nasdaq listed company through a merger with Support.com (NASDAQ: SPRT). The companies have signed a definitive agreement to merge in a stock-for-stock transaction, subject to Support.com shareholder approval and

other customary closing conditions. Upon closing of the proposed transaction, Support.com will become a wholly-owned subsidiary of Greenidge, which is expected to be listed on Nasdaq. Greenidge's environmentally-sound 106 MW natural gas plant currently powers 19 MW of mining capacity, which is expected to more than double to 41 MW by the end of Q2 2021 and reach 85 MW by the end of 2022. Greenidge is expected to be the only U.S. public company operating a vertically integrated power generation asset and bitcoin mining operation and plans to replicate its vertically integrated mining model at other power sites and expects to achieve at least 500 MW of mining capacity by 2025. Support.com remains a leader in customer and technical support solutions delivered by home-based employees. . . .

Additional Transaction Details

Upon completion of the merger, stockholders and optionholders of Support.com will collectively own approximately 8% of Greenidge's outstanding Class A common stock. The Merger Agreement specifies that approximately 5% of Greenidge common stock will be paid to Support.com shareholders in consideration for the Support.com operating and other assets, and approximately 3% will be paid in consideration for the estimated $33 million of cash expected to be on Support.com's balance sheet at Closing using a formula set forth in the merger agreement. Based on Support.com's closing share price on March 19, 2020, Support.com stockholders would receive approximately 0.124 shares of Class A common stock of Greenidge for each share of Support.com.

Greenidge's Class A common stock will have the right to one vote per share in any matters on which Greenidge shareholders are entitled to vote generally. Existing Greenidge shareholders will continue to own Class B common stock with ten votes per share in any matters on which Greenidge shareholders are entitled to vote generally. Shares of Class B common stock will automatically convert to Class A common stock as a result of certain events including, but not limited to, any sale of such shares of Class B common stock or upon the fifth anniversary of registration of the Class A common stock.

Greenidge will benefit from the additional cash on the balance sheet of Support.com at the Closing which is currently expected to be at least $33 million. The merger is conditioned upon Support.com having at least $28 million in cash on its balance sheet at closing. The Pro forma combined company is currently expected to have combined net cash of at least $70 million.

As a condition to Greenidge's entry into the merger agreement, 210 Capital, LLC acquired approximately 3.9 million shares of Support.com in a private placement. In addition, in connection with the merger agreement, 210 Capital LLC and certain other Support.com shareholders, who together with 210 Capital LLC hold approximately 30% of the outstanding voting stock of Support.com, entered into an agreement with Greenidge to vote such stock in favor of the merger. Following the

private placement, Support.com has approximately 23.6 million shares outstanding.

The parties expect that the merger will be completed in Q3 2021.

Management and Board of Directors

Upon completion of the merger, Greenidge's CEO Jeff Kirt will lead the combined company as CEO. Support.com's CEO, Lance Rosenzweig, will remain in his position as CEO of the existing Support.com business, which will continue to operate in the ordinary course as a wholly-owned subsidiary of Greenidge. Dale Irwin, CEO of Greenidge Generation LLC, will continue to run the Company's power plant and mining operations in Upstate New York. There will be no changes to Greenidge's Board of Directors resulting from the transaction.

Greenidge is majority owned by private investment funds managed by Atlas FRM LLC d/b/a Atlas Holdings LLC ("Atlas"), a private equity firm with more than $3 billion of assets under management and prior experience with sponsored vehicles owning interests in and operating more than 1,000 MW of power generation assets in the US. Atlas is a proven business builder in all types of industrial settings. Atlas' leadership is a critical component of the Company's growth story.

Advisors

Winston & Strawn LLP is serving as legal advisor for Greenidge while B. Riley Securities, Inc. is serving as exclusive financial advisor to the Company. Pillsbury Winthrop Shaw Pittman LLP is serving as legal advisor for Support.com, and BTIG is serving as its financial advisor.

The Registration Statement Omits Material Information, Rendering It False and Misleading

22. Defendants filed the Registration Statement with the SEC in connection with the Proposed Transaction.

23. As set forth below, the Registration Statement omits material information.

24. First, the Registration Statement omits material information regarding the Company's and Greenidge's financial projections.

25. With respect to the Company's financial projections, the Registration Statement fails to disclose: (i) all line items used to calculate EBITDA; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

26. With respect to Greenidge's financial projections, the Registration Statement fails to disclose: (i) all line items used to calculate EBITDA; and (ii) a reconciliation of all non-GAAP to GAAP metrics.

27. The disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company's financial advisor in support of its fairness opinion.

28. Second, the Registration Statement omits material information regarding the analyses performed by the Company's financial advisor, BTIG, LLC ("BTIG").

29. With respect to BTIG's Discounted Cash Flow Analysis for Support.com, the Registration Statement fails to disclose: (i) the terminal values of Support.com; (ii) BTIG's basis for using a range of terminal multiples of 3.0x to 7.0x; and (iii) the individual inputs and assumptions underlying the discount rates ranging from 9.1% to 17.1%.

30. With respect to BTIG's Discounted Cash Flow Analysis for Greenidge, the Registration Statement fails to disclose: (i) the terminal values of Greenidge; (ii) BTIG's basis for using a range of terminal multiples of 15.0x to 25.0x; and (iii) the individual inputs and assumptions underlying the discount rates ranging from 7.8% to 15.8%.

31. When a banker's endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed.

32. Third, the Registration Statement fails to disclose material information regarding BTIG.

33. The Registration Statement fails to disclose whether BTIG has provided past services for Support.com, Greenidge, or their affiliates, and if so, the timing and nature of the services and the amount of compensation received by BTIG for providing the services.

34. Full disclosure of investment banker compensation and all potential conflicts is required due to the central role played by investment banks in the evaluation, exploration, selection, and implementation of strategic alternatives.

35. The omission of the above-referenced material information renders the Registration Statement false and misleading.

36. The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to the Company's stockholders.

COUNT I

Claim for Violation of Section 14(a) of the 1934 Act and Rule 14a-9 Promulgated Thereunder Against the Individual Defendants and Support.com

37. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

38. The Individual Defendants disseminated the false and misleading Registration Statement, which contained statements that, in violation of Section 14(a) of the 1934 Act and Rule 14a-9, in light of the circumstances under which they were made, omitted to state material facts necessary to make the statements therein not materially false or misleading. Support.com is liable as the issuer of these statements.

39. The Registration Statement was prepared, reviewed, and/or disseminated by the Individual Defendants. By virtue of their positions within the Company, the Individual Defendants were aware of this information and their duty to disclose this information in the Registration Statement.

40. The Individual Defendants were at least negligent in filing the Registration Statement with these materially false and misleading statements.

41. The omissions and false and misleading statements in the Registration Statement are material in that a reasonable stockholder will consider them important in deciding how to vote on the Proposed Transaction. In addition, a reasonable investor will view a full and accurate disclosure as significantly altering the total mix of information made available in the Registration Statement and in other information reasonably available to stockholders.

42. The Registration Statement is an essential link in causing plaintiff to approve the Proposed Transaction.

43. By reason of the foregoing, defendants violated Section 14(a) of the 1934 Act and Rule 14a-9 promulgated thereunder.

44. Because of the false and misleading statements in the Registration Statement, plaintiff is threatened with irreparable harm.

COUNT II

Claim for Violation of Section 20(a) of the 1934 Act Against the Individual Defendants and Greenidge

45. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

46. The Individual Defendants and Greenidge acted as controlling persons of Support.com within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or Board members of Support.com and participation in and/or awareness of the Company's operations and/or intimate knowledge of the false statements contained in the Registration Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and

misleading.

47. Each of the Individual Defendants and Greenidge was provided with or had unlimited access to copies of the Registration Statement alleged by plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

48. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Registration Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Registration Statement.

49. Greenidge also had supervisory control over the composition of the Registration Statement and the information disclosed therein, as well as the information that was omitted and/or misrepresented in the Registration Statement.

50. By virtue of the foregoing, the Individual Defendants and Greenidge violated Section 20(a) of the 1934 Act.

51. As set forth above, the Individual Defendants and Greenidge had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) of the 1934 Act and Rule 14a-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants' conduct, plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. In the event defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages;

C. Directing the Individual Defendants to disseminate a Registration Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

D. Declaring that defendants violated Sections 14(a) and/or 20(a) of the 1934 Act, as well as Rule 14a-9 promulgated thereunder;

E. Awarding plaintiff the costs of this action, including reasonable allowance for plaintiff's attorneys' and experts' fees; and

F. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff hereby requests a trial by jury on all issues so triable.

Dated: May 7, 2021

RIGRODSKY LAW, P.A.

By: */s/ Gina M. Serra*

Seth D. Rigrodsky (#3147)
Gina M. Serra (#5387)
Herbert W. Mondros (#3308)
300 Delaware Avenue, Suite 210
Wilmington, DE 19801
Telephone: (302) 295-5310
Facsimile: (302) 654-7530
Email: sdr@rl-legal.com
Email: gms@rl-legal.com
Email: hwm@rl-legal.com

Attorneys for Plaintiff